Exhibit (k)(7)

MANAGEMENT FEE WAIVER AGREEMENT

THIS AGREEMENT, dated as of August 16, 2024 between Axxes Opportunistic Credit Fund (the “Fund”), and Axxes Advisors I LLC (the “Adviser”).

WHEREAS, the Fund’s board of trustees has appointed the Adviser to serve as the investment adviser of the Fund pursuant to that certain Investment Advisory Agreement between the Fund and the Adviser, dated July 31, 2024 (the “Investment Advisory Agreement”);

WHEREAS, pursuant to the terms of the Investment Advisory Agreement, the Fund is obligated to pay the Adviser a management fee equal to an annual rate of 1.50% of the Fund’s average daily net assets (the “Management Fee”); and

WHEREAS, the Fund and the Adviser desire to enter into the arrangements described herein relating to the Adviser’s contractual waiver of the Management Fee.

NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

1.	The Adviser hereby agrees to waive 0.75% of the Management Fee for the first six (6) months commencing on the Escrow Expiration Date (as defined in the Fund's registration statement on Form N-2) (the “Fee Waiver”).

2.	The Fee Waiver described in Section 1 above is irrevocable and not subject to any recoupment by the Adviser.

3.	The Adviser acknowledges that the Fund will rely on this Agreement (i) in preparing and filing amendments to the registration statement for the Fund on Form N-2 with the U.S. Securities and Exchange Commission, (ii) in accruing the Fund’s expenses for purposes of calculating its net asset value per share and (iii) for certain other purposes and expressly permits the Fund to do so.

4.	This Agreement supersedes all prior agreement and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing by the Fund and the Adviser.

5.	This Agreement shall terminate upon termination of the Investment Advisory Agreement or it may be terminated by the Fund, without payment of any penalty, upon sixty days’ prior written notice.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

AXXES OPPORTUNISTIC CREDIT FUND

By:	/s/ Adam Kaplan
Name:	Adam Kaplan
Title:	Chief Administrative Officer

AXXES ADVISORS I LLC

By:	/s/ Karrie Jerry
Name:	Karrie Jerry
Title:	Chief Compliance Officer